Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-233042 and 333-225451) and Form S-8 (Nos. 333-206551, 333-186893 and 333-152210) of Mesa Laboratories, Inc. of our report dated January 14, 2020 relating to the financial statements of Gyros Protein Technologies Holding AB, which appears in this Current Report on Form 8-K/A.

/s/ Plante & Moran, PLLC

Denver, Colorado

January 15, 2020